February 8, 2013 2nd Quarter 2013 Earnings Call

Disclaimer This presentation may contain statements that relate to future events and expectations and, as such, constitute "forward-looking statements" within the meaning of the federal securities laws. These statements can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions. These statements are based on management’s current expectations and assumptions about the industries in which Globe operates. Globe disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in Globe’s most recent Annual Report on Form 10-K, including under “Special Note Regarding Forward-Looking Statements” and “Risk Factors” and Globe’s quarterly reports on Form 10-Q. These reports can be accessed through the “Investors” section of Globe’s website at www.glbsm.com. All references to “MT” or “tons” mean metric tons, each of which equals 2,204.6 pounds.

2nd Quarter 2013 Financial Highlights Adjusted EBITDA of $30.2 million in the second quarter, compared to $31.1 million in the first quarter Sales of $179.9 million in the second quarter, compared to $200.7 million in the first quarter Shipments of 61,972 MT in the second quarter, compared to 70,030 MT in the first quarter Gross margin percentage of 18% in the second quarter, compared to 16% in the first quarter Cost of production per ton down by $4 million in the second quarter 1

2nd Quarter 2013 Reported Results 2

2nd Quarter 2013 Special Items 3

Adjusted Income Statement Summary 4

Sequential Quarter Sales Bridge 5 Sequential Quarter Sales Bridge, $m

Sequential Quarter Adjusted EBITDA Bridge 6 Sequential Quarter EBITDA Bridge, $m

Cash Flow Overview 7

February 8, 2013 2nd Quarter 2013 Earnings Call